SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 21, 2009

STRATUS MEDIA GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-24477	86-0776876
(Commission File Number)	(I.R.S. Employer Identification No.)

3 East De La Guerra Street, 2nd Floor, Santa Barbara, CA	93101
(Address of Principal Executive Offices)	(Zip Code)

(805) 845-7732
(Registrant’s Telephone Number, Including Area Code)

Item 1.01	Entry into a Material Definitive Agreement

Effective October 21, 2009, Stratus Media Group, Inc. (the “Company”) entered into a Strategic Investment Agreement with ProElite, Inc. (“PEI”) pursuant to which PEI agreed to sell to the Company, and the Company agreed to purchase from PEI, shares of PEI’s Series A Preferred Stock (the “Preferred Shares”).  The Preferred Shares are convertible into the Common Stock of PEI.  The amount of shares of Common Stock issuable upon conversion on a cumulative basis is equal to 95% of the sum of (a) the issued and outstanding shares of PEI as of the closing plus (b) any shares of PEI Common Stock issued after the closing upon exercise or conversion of any derivative securities of PEI outstanding as of the closing, subject to any adjustment for stock splits, stock dividends, recapitalizations etc. and, in all cases, after giving effect to the shares issuable upon conversion of the Preferred Shares.  The purchase price of the Preferred Shares is $2,000,000 which will be used by PEI for payment of outstanding liabilities of PEI, general working capital and other corporate purposes and repayment of all amounts due under a note of PEI with respect to advances made to PEI by the Company of $100,000.  Closing of the purchase of the Preferred Shares is subject to certain conditions including confirmation reasonable satisfactory to the Company that the financial records of PEI are such that they will enable PEI to become current in its filings with the Securities and Exchange Commission without undue expense and that the Company will be able to timely file by amendment PEI’s financial statements as required under Form 8-K.  Upon closing, all of the current directors of PEI will resign and the board of directors of PEI will consist of two designees of the Company and one designee of PEI.  Paul Feller, the Company’s Chief Executive Officer, will become PEI’s Chief Executive Officer.  Certain present and former key PEI executives will continue with PEI.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit 10.01	Strategic Investment Agreement between the Company and PEI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATUS MEDIA GROUP, INC.

Date:	October 21, 2009	By:	/s/ Paul Feller
Paul Feller, Chairman of the Board and
Chief Executive Officer (principal executive officer)